As filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-73173

Pricing Supplement No. 1050 dated June 14, 1999
(To Prospectus dated March 11, 1999 and
Prospectus Supplement dated March 25, 1999)

                         XEROX CORPORATION
                   Medium-Term Notes, Series F
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $500,000,000
Issue Price: $500,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: None (see below under "Agent") Net proceeds to Company: $500,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): June 17, 1999
Maturity Date: July 14, 2000
Agent: Goldman, Sachs & Co. ("GSCO").
   GSCO has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by GSCO.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/x/ Fixed Rate Note

    The rate of interest on this Note will be 5.635% per annum.

    Interest on this Note will be calculated on an actual/360 basis and will be payable at Maturity, subject to adjustment in accordance with the Following Business Day Convention (as defined in the 1991 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.), and the Regular Record Date will be the date on which such interest is payable.
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    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
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Early redemption at Company's option:
   /X/ No    / / Yes (see below)

Early repayment at Holder's option:
   /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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This Note is an Original Issue Discount Note. Holders of Original
Issue Discount Notes having maturities in excess of one year are required to include original issue discount in income before the receipt of cash attributable to such income (whether such holders are on the cash or accrual method), with the result that the inclusion of interest in income for Federal income tax purposes may vary from the receipt of interest on such notes, generally accelerating income for cash method holders. For detailed discussions regarding Original Issue Discount Notes, see "United States Taxation--United States Persons--Original Issue Discount" in the accompanying Prospectus Supplement.